U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 24, 2017

INCAPTA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-29113	47-3903460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1950 Fifth Avenue, Suite 100, San Diego, California	92101
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (619) 798-9284

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 24, 2017, the Company’s board of directors appointed Gregory Martin as the Company’s president, secretary and treasurer in place of John Fleming, who resigned those positions, as well as chief executive officer, on that date. Mr. Fleming remains as the sole member of the Company’s board of directors.

Mr. Martin, age 56, has a long history of forming companies from concept to completion in the golf and entertainment fields. He is a former professional golfer who served as CEO of Triton Golf from 1998 until 2006. Mr. Martin has owned and operated Mancuso Martin Entertainment since January 2007, along with Hollywood actor, Nick Mancuso. From that time to the present, he has also owned and operated Leading Edge Radio Network, which operates three radio networks starting in 2014 (including the formats for all talk, oldies classic hits, and Christian hits from the 1970’s to 1990’s).

Mr. Martin and has entered into a Consulting Services Agreement with the Company (see attached Exhibit 10). Under this agreement, Mr. Martin agrees to perform for the Company all necessary services required in connection with providing business operations services as an president, secretary and treasurer. Mr. Martin will be paid the following amounts under this agreement: $8,335 monthly, a total of 30,000,000 restricted shares of Company common stock at signing, and a monthly payment of $1,665 in restricted shares of Company common stock, based on the closing market price on the last day of the month, for one year from May 1, 2017, which is amount if considered earned upon execution of this agreement.

There is no family relationship between Mr. Martin and Mr. Fleming.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

InCapta, Inc.

Dated: May 25, 2017	By:	/s/ John Fleming.
John Fleming, Director

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